THE MOSAIC COMPANY
Moderator:    Laura Gagnon
May 8, 2018
8:00 a.m. CT

Operator:	This is conference # 5358806

Operator:
Good morning, ladies and gentlemen, and welcome to The Mosaic Company's First Quarter 2018 Earnings Conference Call. At this time, all participants have been placed in a listen only mode. After the company completes their prepared remarks, the lines will be open to take your questions. Your host for today's call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura Gagnon:
Thank you, and welcome to our first quarter 2018 earnings call. Presenting today will be Joc O'Rourke, President and Chief Executive Officer. We also have other members of the senior leadership team available to answer your questions after our prepared remarks. The presentation slides we are using during the call are available on our website at mossaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about the future financial and operating results. They are based on management's beliefs and expectations as of today's date and are subject to significant risks and uncertainties.

Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

We will also be presenting certain non-GAAP financial measures. Our first quarter press release and performance data attached as exhibits to yesterday's Form 8-K filings also contain important information on these non-GAAP measures.

Now I'd like to turn the call over to Joc.

Joc O’Rourke:
Thank you, Laura. Good morning, everyone. Since you've all had ample time to review our results, I will keep my prepared remarks brief and at a high level, so that we can get straight to your questions. Mosaic continued to execute well in the first quarter of 2018, and global markets for our products continued to improve.

Our financial performance for the quarter was impacted by weather and the underperformance of Canadian rail service providers. In both Potash and Phosphates, we came in at the low end of our sales volume guidance due to the late North American spring and the rail-related logistical issues. Including related production curtailment costs, these factors negatively impact the quarter by $0.07 to $0.10 per share.

For the quarter, several notable items resulted in earnings per share of $0.11. On an adjusted basis, Mosaic earned $0.20 per share on net sales of $1.9 billion, both up materially from the first quarter of 2017. We expect to recover most of the deferred sales volumes as the rail issues are resolved and global seasonal demand moves into full swing.

We have three key takeaways for this call. First, we expect strong business performance to continue throughout 2018 and beyond. In spite of an increase in our anticipated effective tax rate from 20 percent to approximately 30 percent, we have increased the midpoint of our full-year earnings per share guidance to reflect strong EBITDA growth, our confidence in the business of environment and our ability to execute.

Second, the underlying performance of our three business units is continuing to reflect significant operational improvements. And third, we are making remarkable progress in transforming the Mosaic Fertilizantes business in Brazil, and we're excited about the success our teams have delivered in our first quarter of ownership.

Now I'll start with the markets which continued the steady improvement. For the late spring in much of North America has delayed planting, and led to some doubts about the 2018 crop, farmers outside of the U.S. are generally enjoying good economic results. Brazil, as a highlight, economics are excellent with stable commodity prices and a weakening real.

Potash and phosphate prices built on a momentum during the quarter, strong on-farm demand and delayed purchasing in India and Brazil, and other key growing regions, is expected to provide extended price support. It is important to keep in mind that prices usually move seasonally and cyclically. However, we expect those seasonal declines until much later in the year, and we expect the cyclical trend to be positive throughout 2018.

In potash, prices have continued a steady ascent. For the quarter, our average sale price was $239 per tonne, which is up $45 per tonne from the mid-2016 lows. Global demand is strong. In fact, Canpotex is fully committed through June, in spite of the lack of a contract with China. New supply continues to be delayed beyond prior expectations, and now we believe prices will remain firm into the second half of 2018.

Phosphate prices and margins also increased during the quarter, once again belying the theory that supply coming to market in 2017 and 2018 would pressure margins. In fact, average first quarter stripping margins have increased year-over-year from $233 to $262 per tonne. Our actions to remove higher cost production have helped lead to a balanced supply demand picture. Overall, market conditions are constructive, as we expect demand in India and Latin America to increase.

Now, I'll move onto a brief discussion of each of our segments. First, the transformation of Mosaic Fertilizantes in Brazil is well underway and proceeding according to plan. As a reminder, we expect to achieve $100 million in synergies in 2018, and $275 million in annual savings by 2020.

We are on pace to achieve those numbers with many efficiency generating initiatives implemented, in-process or in the queue. We've already taken actions that will ultimately deliver $100 million in annual savings. It's important to note, however, that these savings will primarily flow through cost of goods sold, and must be recognized in later periods as the inventory is sold. In 2018, we would expect roughly 1/3 of the targeted savings to benefit earnings in the first half of the year, and 2/3 in the second half.

Our second quarter gross margin guidance for the Brazil business considers several competing factors. On the negative side, we expect to take turnarounds during the second quarter, which will increase our production costs. We will see diminishing benefits of purchase accounting adjustments, declining from around $30 million in the first quarter to approximately $20 million.

And we expect a seasonal shift to more sales of lower margin, single super phosphates. On the plus side, as I said, our business transformation is taking hold, which is leading to real efficiencies, market prices and stripping margins have increased for MAP, and the currency exchange has grown more favorable with a beginning Brazilian real.

We've also modified our annual volume guidance for this segment because we missed some intra-segment elimination. The change in guidance does not reflect any change in our expectations for the market or for our business. We are making excellent progress, and we continue to have very positive expectations for the acquisition in Brazil. The region remains extremely promising for the agricultural industry.

In fact, Brazil soybean production provides Mosaic with a good hedge against any ongoing Chinese tariffs on the U.S. soybeans, and helps demonstrates the value of our strategy to build on America's powerhouse.

Our growth momentum in Brazil is the primary driver of our new, higher full-year tax rate guidance. Put simply, we expect a higher performance of our pretax earnings to come from Brazil than our previous guidance has shown. In phosphates, the aggressive transformation of the business is driving material cost reductions without sacrificing our operational excellence or employee safety.

In fact, in the first quarter, we achieved several new daily production records at both our mines and chemical plants as we strive to recover portion of the lost production from idling our higher costs to Plant City facility. Cash cost per tonne in the Florida might rock were $35 in the quarter, the lowest and several years. Our sales volumes came in at the lower end of guidance range as a result of weather and logistics challenges.

Finally, our cost and operating performance remains very strong. Shipment volumes were challenged with significant rail backlog. And in fact, we were at or near containment at all of our mines for part of the quarter, which negatively impacted production by approximately 200,000 tonnes. To reiterate, demand exists for all that product, and we do not believe that we have lost significant sales for 2018. It is just an issue of timing.

Production costs per tonne were roughly flat with a sequential quarter despite the logistics-driven curtailment. Gross margins per tonne were above guidance, as prices remain strong and our business mix was more heavily weighted towards higher-priced granular product.

I should note that our results this quarter reflect the one-time impact of a change in the methodology Canpotex uses to recognize revenue. Under the previous (RevRex) standards, we would've recognized an additional 400,000 tonnes of sales in the first quarter.

Our second quarter guidance reflects the expectation that more lower-priced standard products will be shipped in the quarter. Risks to our volume guidance include a longer delayed contract with the Chinese customers and persistent problems with rail transport in Canada.

Before I conclude, I would like to provide some insights into our capital philosophy. In essence, our approach allocation has not changed. We seek to maintain a strong balance sheet and maintain our assets, and then we use additional capital to grow the business and generate shareholder return.

The past two years are quite challenging, but we were able to weather the storm while maintaining a strong financial foundation and completing the largest acquisition of our history. Today, with strong and improving market conditions and considerably more efficient operating model, we expect to generate substantial cash, and we expect to use that cash justice prudently as our track record indicates we always have.

We expect to be able to pay down debt so that we can return to our overtime leverage ratio targets. In fact, we are now targeting to pay down $500 million of debt this year, up from our prior estimates, and well ahead of the pace to reach our commitment to pay down $700 million of debt by the end of 2020.

To conclude, this was another good quarter for Mosaic, even as we experienced some external challenges. We are on the right course, managing for cost efficiency across the cycle, while maintaining the ability to capitalize on opportunities that improving markets present, and remaining constantly vigilant to growth opportunities, large and small. We are looking forwards 2018 and beyond.

Now we'll take your questions. Operator?

Operator:
At this time, I’d like to advice everyone, in order to ask a question, press star then one on your telephone keypad. And our first question comes from the line of Vincent Andrews with Morgan Stanley. Go ahead, please. Your line is open.

Neel Kumar:
This is Neel, calling in for Vincent. Just a question on your outlook for Chinese phosphates expert export. It seems that, that MAP exports has been down so far to the end of 2018. What's your outlook for the rest of the year, and what are you forecasting in terms of Chinese capacity (inaudible)?

Joc O’Rourke:
Thank you, Neel. This is Joc here. I will make a couple of comments and pass this on to Corrine and Mike. But let me reiterate our previous position, which was that our forecast do not have a decrease in China experts sports, per se, although our biases that we expect that those may go down, and certainly, over time, we expect they'll go down.

You to make a note, and I will reiterate that the last six months, these exports are down by 24 percent. But in terms of the first quarter, what I will caution people on -- it is a very small quarter compared to the rest of the year.

The big quarters are the third and the fourth -- I'm sorry, the second and the third quarters, so we will wait before we make any determination. And really, the big factor there is price. If the price is higher, they will be motivated to export more. If the price is lower, they would be probably exporting less. Corrine, Mike?

Corrine Ricard:
Thanks, Joc. Yes. Neel, we are seeing -- the environmental protection of the Yangtze River zone mandate has been widely discussed, and we really are seeing events progressing. There is continued environmental squeeze on all the producers.

We're seeing some rock production at some mines decreasing. And those increased costs for gypsum disposal, as well as these regulations on proximity relative to the river may be causing some plants to require relocation in the future. But as Joc noted, we are seeing stronger margins and economics today. So the decrease that we've seen, the 24 percent drop in the last six months, that's about 1.2 million tonnes.

So again, highlights it's a relatively small quarters in the fourth quarter of '17 and the first quarter of '18. But we really do anticipate that the pace of restructuring will continue in the Chinese industry as we go forward for the longer-term. Mike, do you have anything to add?

Michael Rahm:
Not a whole lot to add. But I guess, the Chinese, keeps up this space of about 1 million to 1.2 million less exports. It basically is about a -- our number show about 1 million to 1.5 million tonnes hole in the global that we fill from somewhere else. So just to reiterate Joc's point that we haven't factored in a dramatic decline in Chinese exports in order to balance the market.

Operator:	Your next question comes from the line of Andrew Wong with RBC Capital Markets.

Andrew Wong:
I mean the phosphates market and prices have been pretty healthy at the start of the year, and some of that is because of Chinese exports are lower, and definitely, has been stronger than expected. So can you just share your outlook on phosphate pricing and shipping margins for the back half of the year? And you mentioned that seasonally, we might be a little bit weak, but probably, a little bit better than it has been in the past? And what's implied in your guidance for phosphate pricing, shipping wise?

Joc O’Rourke:
OK, Andrew, thanks. Thanks for the question. I will push this pretty quick to Corrine and Mike, again. But I will say, yes, the phosphates markets have been strong. I think our actions have been part of that by shutting down higher cost production here in the U.S.

We've ensured a well-balanced market, and what we've seen as a result, we believe is a market strip margin that has industry benchmarks -- strip margins that is really moved up in the last couple of months. And we have not seen what we would've normally seen, which is a winter decline, and so we don't see a real decline until very late in the year, if at all. Corrine?

Corrine Ricard:	Yes. I would just reiterate, the global demand growth is very strong. It was strong last year, it was very strong this year. We're forecasting about 1.8 percent further growth, really led by demand for -- in India, Brazil, Asia, Oceania and Africa -- really strong growth numbers.

We've also seen supply adjustments that Joc talked about with the Plant City idling. But also, we've much slower ramp-ups than expected out of Saudi Arabia and out of Morocco. And that, combined with these lower Chinese exports, are creating a pretty tight SND. And so we're seeing stripping margins at a healthy level for Q1, and we actually are guiding to a little bit higher industry shipping margins in the balance of the year.

Michael Rahm:
Yes. We do calculate a benchmark stripping margin based on published prices. And from January 2016 to the end of last year, that margin traded in a pretty narrow channel, in that 225 to 250 range. And we always said, I think in the last call, that we think fundamentals have changed, as Corrine pointed out, to move that up into kind of the $275 to $300 channel.

And indeed, if you look at the stripping margins, I think, the last week, was approaching $300 -- or $290. So we have moved up basically at these fundamentals. And as we look out for the rest of the year, yes, we're seeing good price momentum in key markets, whether it's Brazil or India. And outlook for raw material costs, with some additional ammonia coming online and sulfur, market coming into a better balance. I think it abodes well for margins in the last half of the year.

Operator:	Your next question comes from the line of P.J. Juvekar from Citi.

Looks like your next question is going to be from the line of Don Carson from Susquehanna.

Don Carson:
Yes, I just wanted to go back to the outlook for (explorable) phosphate supply in the second half of the year. In the Moroccan -- and Mike, you can comment on how you see your Moroccan capacity ramping up, obviously, you have a good window into what's going on with Ma'aden. And what impact did the shipping difficulties in the Mediterranean have on first quarter pricing?

Joc O’Rourke:	Thanks, Don. I'm going to hand that straight to Mike, as also I think as we have hoped.

Michael Rahm:
Yes. I think -- the best way to answer that is just looking at demand growth, some of the supply adjustments and what is the overall supply and demand balance that we see. We're projecting that the demand for the main phosphate products, grows about 1.2 million tonnes.

And if you look at some of the supply changes, we've taken about 1.5 million tonnes off-line with the Plant City idling. And when you look at the ramp-ups of capacity, the George phosphate hub will produce a few more tonnes -- to the hub number three, will produce a few more tonnes of this year. The fourth hub, the startup of that has been delayed, probably until the second half of the year.

But you're probably going to squeeze may be 900,000 tonnes or 1 million tonnes out of there. And then the MPC ramp-up, I think we've indicated the last time that in 2017, it produced about 477,000 tonnes. We think it will produce 1.5 million to 2 million tonnes this year, so there is an incremental tonnage there.

And then if the Chinese continue along this space, where exports are off 1 million tonnes, that basically results in about 1.5 million tonnes supply gap for 2018. And that's why going back to our previous, the previous question, we're not predicting that the world runs out of phosphates.

But what we are predicting is that the supply and demand balance is such, that you're going to have to see somewhat elevated prices and margins, maybe to crimp a little bit of the demand growth, but also stimulate a little bit more supply coming from established producers, whether it's in the U.S. or other places.

Operator:	Your next question comes from the line of Jeff Zekauskas with JPMorgan.

Jeff Zekauskas:	What percentage of your ammonia requirement from CF will you purchase in the first half? Or what's the cadence of those purchases through the year?

Joc O’Rourke:
Thanks, Jeff. I'm going to hand that straight to Corrine, but I can say in broad terms, that with our own production of circa 400,000 tonnes in Louisiana and our off take of 600,000 tonnes, which is paced basically even throughout the year. So our off take at the low end, and today, we'll be taking the low-end from CF, that will be paced evenly throughout the year.

So our own capacity will be somewhere around 1 million to a little bit higher than that -- short tonnes per year, the remainder of that's 0.5 million tonnes we will purchase. That's for Florida, not including Brazil. The other 0.5 million tonnes we'll purchase on the open market, so approximately, 2/3 of our total tonnage will come from either the CF or our own production. Corrine?

Corrine Ricard:	Yes. I don't have much to add to that, Joc, it will be pretty even-paced throughout the year. And we've got our own dedicated logistics shipping, and that requires a steady take pattern.

Operator:	Your next question comes from the line of Adam Samuelson with Goldman Sachs.

Adam Samuelson:
Yes. I was hoping to get a little bit more color on the outlook and what's changed. And you took the EPS range for the year up $0.15, at midpoint. Obviously, the tax rate went up in that -- on higher Brazil earnings, but just -- can you calibrate a little bit on how the outlook for potash and phosphate and nitrogen changes -- or the magnitude between the three businesses? I think the resolution to -- I believe, that potash prices will be stronger in the second half than the prior -- and just a little bit more color on the outlook could be helpful.

Joc O’Rourke:
Yes, thanks, Adam. Look, what we're probably seeing today in terms of our EPS outlook going up is as we get more into the year, we're seeing stronger potash and phosphate fundamentals. In potash, we're seeing a good demand picture, low global inventories, which I could throw at Mike for a second, but also expectations that -- what we're not seeing in the market is a lot of the new production yet.

And so as we get further along in the year, we have more confidence that, that will be later, later on to come. And it's virtually the same for phosphates, where we see great demand around the world and slower come on new production. So what we don't expect to see is any kind of post season weakness that we might, had there been more production coming in.

So really, that's what's driving it. And then of course, as we've now got three to five months in Brazil versus one month at our last earnings call, we now have a much greater faith in achieving our $100 million of synergies, plus the tailwinds of both better pricing and better Brazilian real. And I might throw that to Corrine in terms of the real impact.

Anthony Brausen:
In that -- Joc, I'll add also. We are continuing to have a progress from a production standpoint, from an operational efficiency standpoint We also have the offsets, however, from Q1 and carrying into Q2, the logistics issues, principally, the rail issues in Canada.

And of course, you mentioned -- and I know you mentioned the higher tax rate, which also is impacting us to the downside. But we want to know that from a cash tax standpoint, we're not expecting to pay cash taxes this year. So from a cash flow perspective, that higher tax rate will not impact us.

Joc O’Rourke:	So Adam, to summarize, really it's more confidence in the future of this year and going into the second half of this year than we were able to have at the start of the year.

Operator:	Your next question comes from the line of Michael Piken in with Cleveland Research.

Michael Piken:
I was wondering if you could give us an update on how the spring season is going in the U.S. and in particular, we have obviously, a delayed start, but what you're seeing in terms of application rates. And any read you might have on the need for distributors or retailers to have to restock during the spring -- or do you think they already have sufficient inventories?

Joc O’Rourke:
Thanks, Michael. I'm going to push that over to Mike to answer the question. But one thing I will say is -- just recognize that in today's world, the ability to apply fertilizer and plant very rapidly has increased quite a bit even over the last 8 decades. So we think that the ability to catch up is a lot better than it ever was before. Mike, do you want to talk about spring this year?

Michael Rahm:
Yes, sure. Yes, we've got off to a slow start, but we're roughly catching up. You'll probably saw the planting progress numbers from yesterday. The corn planting as of Sunday was 39 percent complete, the soybean planting, about 15 percent complete.

The corn planting is still running a little bit behind the 5-year average, but if you look some key states, like Illinois, Indiana, they are running well ahead of the 5-year average. And in the case of soybeans, we're off to actually a faster start than normal, in terms of planting. So as Joc said, the farmers can sync seeds into the soil pretty quickly with the current technology.

The other point is all of the feedback that we're getting from our account managers are very positive in terms of farmers, applying rates at normal, or even above normal rates. And as we've been saying for a long time, the demand drivers continue are -- continue to look very strong, the world harvested big crops. There's a need to replenish those nutrients.

And secondly, when you look at the affordability Index, P and K continue to be good buys for farmers, and we think that they are actually rebuilding some rates and with higher yield objectives, in some cases, increasing rates. So the season is really shifting into high gear, as we move a little bit further north and the weather cooperates. So I think it's going to be a good spring season.

Operator:	Your next question comes from the line of Steve Byrne with Bank of America.

Steve Byrne:
A couple of transportation, logistics questions. What's your outlook for the resolution in the rail issues of the Canadian rail lines in the near term? With respect to your -- to the comment about Canpotex being sold out through June, is that effectively a rail fleet limitation or port handling limitation? What limits of that? And is it that something that can be addressed?

And then lastly, transportation issues in Brazil are meaningful. And is that really just a productivity drag for your business down there? Or does having a distribution business down there represents a value proposition to you?

Joc O’Rourke:
OK, Steve. We're going to take these one at a time. And what I'll do is I'll come back to Brazil in a second after we get Corrine to talk about our outlook for the Canadian railways and what's going on there.

But let me just say, look, the weather-related issues that the Canadian railways faced were definitely seasonal and -- delays because of cold weather and snow, are those we fully expect to recover from. The one that is probably a little more unpredictable is what is the potential for a strike with the Canadian Pacific Rail, and that we really don't have a reasonable place to start in terms of a view.

Corrine, do you just want to talk about how we're shifting those volumes and where that -- when we expect to see those ...

Corrine Ricard:
Sure. As Mike noted, spring season is making up the pace nicely at this point in the quarter. We do have some weather and rail-related tonnage amounts that flipped from first quarter, we think into the balance of the year. But our guidance for the year, as Joc said, is unchanged. We think we'll get that volume back. Canpotex is sold through June.

That's a combination of limitations, both the ability of producers to supply those tonnes given the big North American spring season that's going on, as well as some rail import logistics. Over the long term, it absolutely -- we have -- are working on ways to improve that capacity, so there is more capacity for exports in the future. And I guess Brazil, you want to turn that over, Joc to ...

Joc O’Rourke:
Yes. Let me turn it over to Brazil now. Obviously, our distribution business and the proximity of our new production business to the markets, the key agricultural markets, we think is one of the key competitive advantage that we accomplished through this. And then the improvements in our internal logistics in Brazil are the other area where we can add real values through this acquisition. Rick, do you want to talk a little bit about that?

Richard McLellan:
Yes. Steve, the -- in Brazil, we're seeing some real advantages of the most we make with the product. And when we look in Brazil, about 78 percent of what we moved is by truck. And so when we look across our whole business, we've been able to develop synergies and -- significant synergies, roughly -- at least $5 million of rail -- of movements by truck that we're taking advantage of backhauls, with trucks moving to ports, trucks bringing material that we produce to customers.

And so the optimization of our overall grid for freight has created some pretty significant advantages, and it's one of the key advantages we find will be in both distribution and production in Brazil.

Joc O’Rourke:
Yes. Let me just summarize of that. I think over 10 percent, or around 10 percent of our total synergies and run rates for this year will be created through transportation logistics, particularly the optimization, as Rick said, of new freight grid, and of course, the optimization of the use of the port of Tiplam.

Operator:	Your next question comes from the line of Jonas Oxgaard with Bernstein.

Jonas Oxgaard:	I was wondering if you could talk a little bit more on what you've been doing and seeing now that you've been running the Brazilian assets for almost three months -- of more than three months.

And as a follow-up, I know there was a condition on the purchase that would have you pay an extra payout with high phosphate prices. We clearly seem to be in that territory. I realize it's a good problem to have, but could you talk low bit about how that payout is structured and what you expect to pay out this year?

Joc O’Rourke:
Sure. Thanks, Jonas. Look, let me start with talking about what we're seeing in Brazil. I've been down there a couple times this year already, and Rick's down there, of course, all the time, so we're going to give it over to Rick. But let me summarize.

The trips that Rick and I have taken together -- I guess one of the things that probably encouraging to us is we see the opportunities as probably better than what we had expected, and our confidence in reaching our target is better than what it would've been three months ago. Let me come back to kind of some of the high-level things we are seeing that give is that level of confidence.

First, of course, is the markets are better than what they were even six months ago, which is starting to give us some real tailwinds. But just to put what we've done ourselves already in the first quarter, we have been able to increase productivity at these operations through a combination of de-bottlenecking, recovery improvement, shift changes -- where we're seeing -- and people reduction where we're seeing a total productivity in terms of phosphoric acid for full-time employee of about 43 percent across the business.

And so now our level of confidence that we can get, that $100 million run rate to flow through all the way through COGS this year is quite high. And Rick just talked on the last question about the transport advantages, we start adding those up -- and those give is a great deal of confidence in where we're going long-term in that business. Rick, do you want to talk a little bit more about Brazil in where we (inaudible)?

Richard McLellan:	Yes. Jonas, one of the things that's significant take away in visitors that we've had through are amazed. We're making some pretty significant changes. We've made structural changes at plants.

And in the first month of operation, we've looked at how we look at ships, how we look at different -- we're changing a lot of things in the business. But the energy from the people to support that change is tremendous. There's quite a bit of support.

People see things that need to be changed and needed to be changed. And as we looked and -- looked for this $100 million that we're talking about, run rate for the first quarter, probably over half of would -- came from the bottom up, from the people that are operating our plants, that see the changes that need to be made, and are willing to step up and say, hey, we should think about doing this different.

And this idea of looking to do things different is something we're building on. And it's really quite exciting to see how this will roll into our busier second and third quarters.

Joc O’Rourke:
Your next question was on the provisional payments to Vale based on the market conditions. And yes, we are getting closer to it and I'm going to hand it over to Tony to give you a little more detail on that, yes, Jonas. But I will say is I absolutely agree with you -- both Vale and Mosaic will be truly happy if we have to pay out that contingent payment. So Tony, do you want to talk about the details?

Anthony Brausen:
Certainly, Joc. We, as Joc said, we'll be thrilled if we were in this territory, but don't expect it. In fact, our full-year guidance would have to be higher if we got into the earn out payout levels. And just to illustrate that today's real levels, which is in the 3.50s, we needed an average MAP price for the rest of the year approaching $500 per delivered Brazil. So again, we're not expecting it to reach that level, but we'll be thrilled if it did.

Joc O’Rourke:	Yes, all of our business would greatly benefit from that.

Operator:	Your next question comes from the line of Joel Jackson from BMO Capital Markets.

Joel Jackson:
So I think Brazil's going to plan. So what did you sort of learn the last few months that made you change the overall tax guidance from 20 percent to 30 percent, because it looks like phosphates are -- and then what would be your tax guidance for '19?

Joc O’Rourke:
Thanks, Joel. Let me touch on that, and I'm going to hand it over to Tony again, of course. Yes, you're right. We have increased our GAAP effective tax rate from a high 20s -- or sorry, to the high 20s from the low 20s, and it's really driven by a higher mix of earnings from Brazil.

Brazil has a tax rate of 34 percent. And of course, those are no longer deductible against the U.S. taxes, so this new tax law changes in that. And I have to see at this point, we've optimized our operations under the old tax laws, and although we are going to change of that and try to optimize it again on the new tax loss, in the transition, there are some quirks that drive higher taxes.

Now what I would want to re-note though is cash taxes are expected to remain immaterial through 2018. In Brazil, we expect to pay zero tax because we have bad taxes we've previously paid that will offset any of our cash income tax this year. In Canada, depreciation against our Esterhazy mine provides a material cash benefits, allowing us to pay low tax in Canada.

And in the U.S., because of the alternative minimum tax change, we expect to actually receive cash back, and AMT refunds will exceed any cash tax liability. And so that's important to note, but these are not cash taxes, but actual GAAP taxes. Over time, we expect our normalized tax rate to go back to the mid-to low 20s as opposed to where we were before. But certainly, for this year and next year, cash taxes, we expect to remain very close to 0. Tony, what have I got missed there?

Anthony Brausen:	Joc, I think the only thing I'd add is in terms of Joel's question is what's driving the Brazil's earnings movements from our prior forecast is I think accommodation the synergy realization, that's been talked about already, the improved market prices and the devaluation of the real which benefits us as well.

Operator:	Your next question comes from the line of Mark Connelly from Stevens.

Mark Connelly:
Joc, can you give us a little more sense of the kind of synergy gains that you already have in the bag that are going to flow through in 2018? You mentioned the freight being about 10 percent of it. And second question, is there anything different in the MicroEssentials, the demand that's going to cause the volume and that segment to be different than the overall trend in P and K?

Joc O’Rourke:
OK. Thanks, Mark. I'm going to hand a little of this over to Rick, obviously, to talk a little more detail on Brazil, and maybe, Corrine, as well, to touch on some of the global demand issues -- or not issues, but opportunities for MicroEssentials. But let me, at a very high level, bucket some of the synergies we're able to achieve here.

We expect about 48, so call it 50 percent of the total synergies, coming from the operational which I discussed, which are better use of our maintenance time, shift changes which allow more time on the equipment, operational attention, de-bottlenecking. And easy one, we have increased the recovery of phosphoric acid at (inaudible) by simply picking up some areas where we were actually spilling from 1 process stream to another, the (P12-5)

So those things we are doing now -- we're really focused on that. So that's about half of that synergy for this year. The next one is organization, and that's restructuring of the operation, commercial and finance teams, to really take better advantage of the needs and really benchmark against other jurisdictions where the manpower per tonne, let's say, is lower.

The next one is procurement, 15 percent of our expect an earnings will be -- improvement will come from procurement. Supply chain, and Rick talked about those, inland freight optimization, the optimization of the Tiplam is about another 9 percent. And then another 8 percent or so come from commercial improvements, which is really what is the opportunity between the two, cross-selling and selling more gypsum, selling new products, transferring some of our SSP, from outside suppliers to internal. So all of that stuff is leading to a lot of really good opportunity for us. Rick, do you want to expand on that?

Richard McLellan:
You've got a pretty good list, Joc. And I think the one thing we need to go back and talk about is how we expect this to show up in the P&L as earnings. So we expect that during the first quarter -- first half of the year, we'll see about 1/3 of this $100 million go to the P&L., and the remainder will be in the back half of the year. I think the key piece that (dri) that is we make changes to the operations. They first have to go through inventory, for us to turn it into cash.

Joc O’Rourke:
And your next question, Mark, was on the MicroEssentials trends, and I'm going to get Corrine to talk about it. But I will say that the product continues to do very well, continues to grow. And I suspect it will not be that long until production limitations become the limitation to growth again.

Corrine Ricard:
I would just add, Joc -- great point, we are seeing strong MicroEssentials growth, both in the North America, but also globally. It's interesting to see the very rapid pace of growth in our MicroEssentials and really, all of our premium products internationally, as well as in North America.

Additionally, on price, the market and pricing premiums remain intact for these products. They truly are adding value for farmers. And so I think that's what's really driving the price premiums that we've been able to realize and the demand growth. And Joc is right, it will not be long before we are debating about expanding further for our production capability.

Operator:	Your next question comes from the line of Jacob Bout from CIBC.

Jacob Bout:
A couple of questions. First, on the rail logistics. Can you just help us with the dynamic of CNR versus CP? My understanding is -- Canpotex is -- roughly 70 percent of it is owned by CP, is that correct? And what is the main carrier to the

U.S.? and how much of the (churn) for you? Second question would be just on the global potash market, commenting on strengths you're seeing there. In your mind, what your big drivers?

Joc O’Rourke:
OK. Thanks, Jacob. Let me start by saying we have a contract for North America through CP. Canpotex does do the majority of their through the Canadian Pacific, with a good portion -- I'm not sure the exact number, Corrine might have the exact number of CM. Clearly, we're hauling to the East Coast, that is an CN haul.

If we're hauling to the West Coast, that is predominantly Canadian Pacific, including our -- if we're hauling to Portland, because that is actually Canadian Pacific, and then traded off to, I think, the UP or something, Corrine, is that correct? But anyway, I'll get Corrine to answer that. And maybe, while she's at it -- or Mike, you can answer the global potash demand question after.

Corrine Ricard:
Yes. And I do not have an exact split on the Canpotex proportion, that is CP versus CN. Certainly, for Mosaic, we are -- have contracts with CP, and that's our primary carrier. And for potash demand, I'll hand it off to Mike.

Michael Rahm:
Yes. If -- potash demand continues to look very robust. As you probably know from the recent statistics, we estimate the demand increased about almost 7 percent in 2017, or over 4 million tonnes to 65 million tonnes.

We think we'll see another 2.6 percent or 1.7 million tonnes increase in 2018. And again, demand growth is fairly broad-based. And we do think, China, after imports being down and implied shipments being down a little bit in 2017, or at lease at lower levels, we'll see a nice rebound there this year.

And then across the board increases, led by -- everywhere from Brazil, where we expect continued growth in demand, as soybean acres now continues to increase a little bit -- there, Indonesia, Malaysia, all of the majors, accounting for the bulk of the growth. But the bottom line is we think the 2.6 percent, which is right in line with our long-term CAGR of about 2.5 percent over the next five years.

Operator:	Your next question comes from the line of John Roberts with UBS.

John Roberts:
Could you discuss the benefits of purchase accounting adjustments on inventory of 30 million in the first quarter and 20 million in the second quarter? I normally think that it's a headwind rather than a tailwind, when you write up a quite inventory because when you sell at you don't have any profit initially. So how are you getting a benefit there?

Joc O’Rourke:
Thanks, John. I'm going to hand that straight to Tony to explain. But I can tell you in broad terms that you're right. Normally, that is a tailwind. However, there is some high-priced inventory that was revalued on the purchase. And Tony, do you want to talk about that?

Anthony Brausen:
Certainly, Joc. You're right, oftentimes, that purchase accounting adjustments heads the opposite direction from, and it's typically a tailwind, as you said. In our case -- or sorry, it's typically a benefit. In our case, it's a tailwind. And the reason for that is that we revalue all of the inventory at a market value in terms of the inventory that was acquired.

So on the day of the acquisition back in January, we acquired inventory that had been produced under the Vale Fertilizantes ownership, and those production costs were higher than market. And so as of the date of the acquisition, we record that inventory at a market value, which was lower than that previous production cost.

So that results in the benefit that you saw in our results which we've disclosed. We also revalue all of the assets, as you may know, from a purchase accounting standpoint. So that affects things like depreciation as well as ARO, accounting asset retirement obligation accounting, a variety of things -- every asset and liability is recorded that market. So there's a number of adjustments included in that -- is the inventory adjustment.

Joc O’Rourke:
Yes. And I can say, in summary to that, John, as you buy this business, you've got to expect a lot of noise in the first couple of quarters. There's just a lot of things that are changing as Tony said, whether it's the change in depreciation rates, change in purchase accounting for inventory considerations.

But in answer to the other piece of your question, I mean, we must say that if you look at pro forma, this business was underperforming, and because of that, it's a little bit than a normal acquisition.

Operator:	Your next question comes from the line of Ben Isaacson with Scotia Bank.

Oliver Rowe:
It's Oliver Rowe, for Ben. So the phosphates supply gap that you mentioned, to change your decision in restarting in Plant City, do you think that, that project still makes sense in your portfolio? And what sort of, I guess, the phosphate prices or stripping margins do you think you need to make it work?

Joc O’Rourke:
Thanks, Oliver. Let me hit that one rather than getting into too much detail on it. But let me summarize, by idling Plant City and optimizing our phosphate production assets, we effectively tighten the supply, and in spite of new no supply coming on, saw the industry benchmarks increase materially.

So at the same time, this action has also lowered our production costs and allowed us to continue to meet our customer demand. So from our perspective, we think that's pretty good. The net result was a significant increase in our profitability across all of our 16 million tonnes that we produced in our phosphates in both Florida and Mosaic, Fertilizantes in Brazil.

So all I can say at this stage is we will revisit Plant City in the fourth quarter, but we really feel that the -- what we did there was exactly what we needed to do and what the market needed at that time.

Operator:	And our last question comes from the line of Christopher Parkinson from Credit Suisse.

Christopher Parkinson:
Just in terms of further developing to Brazilian market, how are you seeing about sort of the long term, especially developing the order in potash as further, and also, just obviously consequently reducing your own costs? Do you foresee yourself as a leader here? And also, the have a quick views on the political front given the elections later this year?

Joc O’Rourke:
Well, thanks, Chris, that's a fair bit to cover. The last one, we could probably talk for hours. But let me start about the Brazilian market development. I think overtime, Northern access and the whole access to the Tocantins area, and call it, Northwest (inaudible) is a -- definitely, it's going to happen, it's a question of when.

And I think as it happens, that's one of the big opportunities, I think for us, particularly on the distributional side because a group that can really get in there and be leaders in that space. So I definitely think we are now the production leader in Brazil.

We are certainly the one of a couple of distribution leaders, and I think that relative size compared to the market, really allows us to take opportunities that others may not be able to do. So I'm going to hand it to Rick to just talk about this a little bit. And he may be able to give you some insight into the politics, although, those are pretty muddy.

Richard McLellan:
Are they ever, Joc? I think as you look at Northern access to Brazil, it is going to grow. And I think the precursor to that is the grain movements that are moving -- that are going there. And year-over-year increase in grain movements has been really quite significant to the northern -- through the northern outlet, which is improving the basis for farmers in the area because they're spending less money on logistics.

The back movement of fertilizer hasn't been growing at the pace because there's infrastructure that needs to be developed. That will be developed over the next couple of years. But in the position where again is both in production and distribution across the major production areas will definitely be involved in the development of the northern access to the Brazil (inaudible) As far as the politics go, I will stay completely out of it. It's in a state of flux just like a lot of other countries and stay tuned. This one's coming fast.

Joc O’Rourke:
The only other thing I'll say about Brazil is when you talk about politics is despite the economic, political and lack of reform that they're able to get now with sort of a lame-duck government, if you will, with a new election coming this fall, I will say the ag sector has been a real standout, and continues to grow.

And I think this Northwest corridor will really be the next horizon of growth for Brazil and maybe for the world from an agricultural perspective. OK, with that, let, I hear a rumor out there that another company may be reporting today, so I'm going to call it in now and allow you guys to get on with the rest of your day.

But in closing, let me just say a couple of words here, which is first of all, as we look for this year, we see strong EBITDA growth. We are now guiding to $1.7 billion to $1.9 billion in 2018, which is up about 50 percent on the midpoint from last year, so we're seeing some real benefits.

We're starting to see the Mosaic Fertilizantes take a real stand and we now have gone, from expecting it to be somewhat neutral in terms of EPS, to now be accretive to probably in the range of $0.05 to $0.10 accretive and contributed in the range of $300 million of EBITDA to our business.

So we're really starting to see an investment that is going to quickly show real dividends for the company and a real opportunity for growth into the future. So overall, with the markets, we are very confident on the year. We're starting to see some changes that we think are important in the ag space and in our space. But let me conclude then with the three -- reiterate our key messages.

Our businesses did perform well in the first quarter of the year, and we expect strong markets and good execution to continue through 2018. The work we've done and our doing to transform our potash, phosphates and Fertilizantes business are delivering meaningful, long-term value.

And as I said earlier, we are ahead of schedule in Brazil and we're really excited for the prospects there. So overall, Mosaic is executing very well, markets continue to improve and we are generating substantial momentum. Thank you for joining us today. Have a great day.

Operator:	This concludes today's conference. You may now disconnect.

END